Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Investor Relations

Telephone:  (435) 634-3203

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:               April 30, 2015

SKYWEST, INC. ANNOUNCES FIRST QUARTER 2015 EARNINGS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported financial and operating results for the quarter ended March 31, 2015.

SkyWest generated $9.6 million of net income, or $0.18 per diluted share, for Q1 2015.  This represents an after-tax improvement of $32.5 million from Q1 2014, which had a net loss of $(22.9) million, or $(0.44) per diluted share.

Q1 2015 Financial Highlights

•                  Pre-tax income increased $59 million from Q1 2014 primarily due to improved operating performance, additional flying contracts and improved recovery from weather disruptions.

•                  SkyWest generated $100 million in EBITDA in Q1 2015, compared to $35 million in Q1 2014.

•                  Revenue included improvements of $21 million from higher flight completion rates and $33 million from the additional E175 operations, improved contract rates from renewals and extensions and improved contract performance incentives.  These improvements provided a significant offset to the anticipated revenue decrease from a reduced fleet size and production.

•                  Operating expenses were down by $74 million compared to Q1 2014, primarily driven by improved operating efficiencies and a net decrease in production.

Q1 2015 Operational Update

•                  ExpressJet’s adjusted completion rate significantly improved to 99.6% in Q1 2015 from 98.0% in Q1 2014.  SkyWest Airlines adjusted completion rate also improved to 99.3% in Q1 2015 from 99.0% in Q1 2014.

•                  ExpressJet reduced its number of total cancelled flights, including weather cancellations, to 7,300 flights, or 4.5% of scheduled flights, in Q1 2015, from approximately 20,400, or 10.6% of scheduled flights, in Q1 2014.  Additionally, SkyWest Airlines reduced its number of total cancelled flights, including weather cancellations, to 3,500 flights, or 2.3% of scheduled flights, in Q1 2015, from 6,400 flights, or 4.1% of scheduled flights, in Q1 2014.

•                  SkyWest was named one of “America’s Best Employers 2015” by Forbes ®.  SkyWest is the only regional airline company included on the 2015 list.

•                  The reduction in ExpressJet’s ERJ145 operations was the primary driver in SkyWest’s 6.4% reduction in departures and a 5.5% reduction in block hours compared to Q1 2014.

•                  Total aircraft in service went to 693 at March 31, 2015 from 717 December 31, 2014, summarized as follows:

•                  Added nine new E175 aircraft with United

•                  Added five used 50-seat aircraft with Delta and six used 50-seat aircraft with American

•                  Removed 15 EMB120 aircraft from service

•                  Removed 29 50-seat aircraft from service previously operated with United

•                  Under a previously announced agreement with Alaska Airlines, SkyWest Airlines is scheduled to take delivery of seven new E175 aircraft between Q2 2015 and the Q1 2016.

Commenting on the results, Chip Childs, SkyWest, Inc. President said, “Our first quarter results reflect strong progress on our long-term objectives to improve operating performance and reduce the number of aircraft operating in unprofitable flying contracts. During the quarter we continued execution of our fleet transition plan and we expect this transition to continue through 2016. First quarter’s positive results demonstrate solid execution of these long-term strategic objectives to improve profitability.”

Q1 2015 Capital and liquidity update

•                  SkyWest had $480 million in cash and marketable securities at March 31, 2015.  Cash and marketable securities decreased $79 million during Q1 2015, primarily due to $46 million in scheduled semi-annual aircraft lease pre-payments and SkyWest’s investment of $36 million to acquire E175 aircraft and $10 million to acquire E175 spare parts and engines.

•                  Long-term debt increased $164 million from December 31, 2014 to March 31, 2015.  The increase was primarily due to the issuance of $203 million of long-term debt for nine E175 aircraft delivered during Q1 2015, partially offset by principal payments made on total outstanding debt.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company, and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines, Inc. (“SkyWest Airlines”), also based in St. George, Utah, and ExpressJet Airlines, Inc. (“ExpressJet Airlines”), based in Atlanta, Georgia.  SkyWest Airlines operates as United Express, Delta Connection, American Eagle and US Airways Express under contractual agreements with United, Delta, American and US Airways, Inc., respectively.  SkyWest Airlines also operates flights for Alaska Airlines under a contractual agreement.  ExpressJet operates as United Express, Delta Connection, and American Eagle under contractual agreements with United, Delta and American, respectively. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,400 daily departures and a fleet of approximately 754 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet, if achieved; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2014, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
OPERATING REVENUES:
Passenger	$742,498	$755,639
Ground handling and other	17,900	16,747
Total operating revenues	760,398	772,386

OPERATING EXPENSES:
Salaries, wages and benefits	302,845	317,642
Aircraft maintenance, materials and repairs	158,257	178,262
Aircraft rentals	70,412	80,335
Depreciation and amortization	65,691	62,316
Aircraft fuel	27,300	47,225
Ground handling services	23,973	37,018
Other operating expenses	77,845	77,362
Total operating expenses	726,323	800,160
OPERATING INCOME (LOSS)	34,075	(27,774)

OTHER INCOME (EXPENSE):
Interest income	640	548
Interest expense	(18,465)	(15,676)
Other, net	—	(273)
Total other expense, net	(17,825)	(15,401)

INCOME (LOSS) BEFORE INCOME TAXES	16,250	(43,175)
PROVISION (BENEFIT) FOR INCOME TAXES	6,630	(20,288)
NET INCOME (LOSS)	$9,620	$(22,887)

BASIC EARNINGS (LOSS) PER SHARE	$0.19	$(0.44)
DILUTED EARNINGS (LOSS) PER SHARE	$0.18	$(0.44)

Weighted average common shares:
Basic	51,457	51,467
Diluted	52,392	51,467

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SKYWEST, INC.

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	March 31, 2015	December 31, 2014
Cash, restricted cash, and marketable securities	$480,335	$559,130
Other current assets	804,340	731,873
Total current assets	$1,284,675	$1,291,003

Property and equipment, net	3,179,400	2,981,188
Deposit on aircraft	40,000	40,000
Other long term assets	109,433	97,737
Total assets	$4,613,508	$4,409,928

Current liabilities	$697,065	$684,355
Long-term liabilities	2,505,889	2,325,227
Stockholders’ equity	1,410,554	1,400,346
Total liabilities and stockholder’s equity	$4,613,508	$4,409,928

Unaudited Operating Highlights

	Three Months Ended March 31,
	2015	2014	% Change
Operating Highlights
Passengers carried	13,190,537	13,633,415	(3.2)%
Revenue passenger miles (000)	6,967,911	7,275,600	(4.2)%
Available seat miles (000)	8,692,116	8,992,949	(3.3)%
Block hours	516,774	546,813	(5.5)%
Departures	304,599	325,324	(6.4)%
Passenger load factor	80.2%	80.9%	(0.7	)pts
Passenger breakeven load factor	78.6%	85.5%	(6.9	)pts
Yield per revenue passenger mile	$0.107	$0.104	2.9%
Revenue per available seat mile	$0.087	$0.086	1.2%
Cost per available seat mile	$0.086	$0.091	(5.5)%
Fuel cost per available seat mile	$0.003	$0.005	(40.0)%
Average passenger trip length	528	534	(1.1)%

2015 Quarterly Fleet, Block Hour and ASM Production

	As of March 31, 2015	As of June 30, 2015	As of September 30, 2015	As of December 31, 2015
	(Actual)	(Estimate)	(Estimate)	(Estimate)
Fleet Summary
Regional Jets:
50 seats	449	424	406	386
65-76 seats	232	236	246	247
	681	660	652	633
Turbo props:
30 seats	12	—	—	—

Totals	693	660	652	633

	Q1 15		Q2 15		Q3 15		Q4 15		Totals
	(Actual)		(Estimate)		(Estimate)		(Estimate)		(Estimate)
Block hour production	516,774		523,973		523,794		491,093		2,055,633
ASM production	8.7	b	9.1	b	9.2	b	8.5	b	35.6	b

Aircraft in schedule

	50 seats	65-76 seats	Turbo prop	Total

Aircraft in schedule - December 31, 2014	467	223	27	717
65-76 seat additions (United)	—	9	—	9
50 seat additions (Delta and American)	11	—	—	11
50 seat reductions (United)	(29)	—	—	(29)
Turbo prop reductions (Delta and United)	—	—	(15)	(15)
Aircraft in schedule — March 31, 2015	449	232	12	693

Fleet counts above exclude aircraft removed from scheduled service.